The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 19, 2016

Citigroup Inc.	November-----, 2016 Medium-Term Senior Notes, Series G Pricing Supplement No. 2016-CMTNG0980 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-214120

Callable Step-Up Coupon Notes Due November-----, 2036

•	The notes mature on November-----, 2036. We have the right to call the notes for mandatory redemption prior to maturity on a quarterly basis beginning five years after issuance. Unless previously redeemed, the notes pay interest semi-annually at a per annum rate that will increase at pre-set intervals over the term of the notes. Because of our redemption right, there is no assurance that you will receive interest payments at the higher interest rates stated below.

•	The notes are unsecured senior debt obligations of Citigroup Inc. All payments due on the notes are subject to the credit risk of Citigroup Inc.

•	It is important for you to consider the information contained in this pricing supplement together with the information contained in the accompanying prospectus supplement and prospectus. The description of the notes below supplements, and to the extent inconsistent with replaces, the description of the general terms of the notes set forth in the accompanying prospectus supplement and prospectus.

KEY TERMS
Issuer:	Citigroup Inc.
Stated principal amount:	$1,000 per note
Aggregate stated principal amount:	$
Pricing date*:	November , 2016 (expected to be November 7, 2016)
Original issue date*:	November , 2016 (three business days after the pricing date)
Maturity date*:	November , 2036 (expected to be November 10, 2036). If the maturity date is not a business day, then the payment required to be made on the maturity date will be made on the next succeeding business day with the same force and effect as if it had been made on the maturity date. No additional interest will accrue as a result of delayed payment.
Payment at maturity:	$1,000 per note plus any accrued and unpaid interest
Interest rate per annum*:

From and including the original issue date to but excluding November , 2021: 3.10%

From and including November    , 2021 to but excluding November    , 2026, unless previously redeemed: 3.25%

From and including November    , 2026 to but excluding November   , 2029, unless previously redeemed: 3.50%

From and including November    , 2029 to but excluding November    , 2031, unless previously redeemed: 3.75%

From and including November    , 2031 to but excluding November   , 2033, unless previously redeemed: 4.00%

From and including November    , 2033 to but excluding November   , 2035, unless previously redeemed: 4.50%

From and including November    , 2035 to but excluding the maturity date, unless previously redeemed: 5.00%

Interest period:	The period from and including the original issue date to but excluding the immediately following interest payment date, and each successive period from and including an interest payment date to but excluding the next interest payment date
Interest payment dates*:	Semi-annually on the day of each May and November of each year (expected to be the 10th day of each May and November of each year), commencing May , 2017, provided that if any such day is not a business day, the applicable interest payment will be made on the next succeeding business day. No additional interest will accrue on that succeeding business day. Interest will be payable to the persons in whose names the notes are registered at the close of business on the business day preceding each interest payment date, which we refer to as a regular record date, except that the interest payment due at maturity or upon earlier redemption will be paid to the persons who hold the notes on the maturity date or earlier date of redemption, as applicable.
Day count convention:	30/360 Unadjusted. See “Determination of Interest Payments” in this pricing supplement.
Redemption*:

Beginning on November    , 2021 (expected to be November 10, 2021), we have the right to call the notes for mandatory redemption, in whole and not in part, on any redemption date and pay to you 100% of the principal amount of the notes plus accrued and unpaid interest to but excluding the date of such redemption. If we decide to redeem the notes, we will give you notice at least five business days before the redemption date specified in the notice.

So long as the notes are represented by global securities and are held on behalf of The Depository Trust Company (“DTC”), redemption notices and other notices will be given by delivery to DTC. If the notes are no longer represented by global securities and are not held on behalf of DTC, redemption notices and other notices will be published in a leading daily newspaper in New York City, which is expected to be The Wall Street Journal.

Redemption dates*:	The day of each February, May, August and November (expected to be the 10th day of each February, May, August and November), beginning in November 2021, provided that if any such day is not a business day, the applicable redemption date will be the next succeeding business day. No additional interest will accrue as a result of such delay in payment.
Survivor's option:	The notes are Survivor’s Option Notes. The representative of a deceased beneficial owner of the notes will have the right to request early repayment of the notes, subject to the terms and limitations described in this pricing supplement in the section “Repayment Upon Death.”
Business day:	Any day that is not a Saturday or Sunday and that, in New York City, is not a day on which banking institutions are authorized or obligated by law or executive order to close
Business day convention:	Following
CUSIP/ISIN:	1730T32F9/ US1730T32F90
Listing:	The notes will not be listed on any securities exchange and, accordingly, may have limited or no liquidity. You should not invest in the notes unless you are willing to hold them to maturity.
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal. See “General Information—Supplemental information regarding plan of distribution; conflicts of interest” in this pricing supplement.
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000.00	$30.00	$970.00
Total:	$	$	$

* Expected dates are subject to change.

(1) The issue price for investors purchasing the notes in fee-based advisory accounts will be $970.00 per note, assuming no custodial fee is charged by a selected dealer, and up to $975.00, assuming the maximum custodial fee is charged by a selected dealer. See “General Information—Fees and selling concessions” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $30.00 for each $1,000 note sold in this offering (or up to $5.00 for each note sold to fee-based advisory accounts). Selected dealers not affiliated with CGMI will receive a selling concession of up to $30.00 for each note they sell other than to fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each note they sell to fee-based advisory accounts. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” and “General Information—Fees and selling concessions” in this pricing supplement for more information.

(3) The per note proceeds to Citigroup Inc. indicated above represent the minimum per note proceeds to Citigroup Inc. for any note, assuming the maximum per note underwriting fee of $30.00. As noted in footnote (2), the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional fixed rate debt securities. See “Risk Factors” beginning on page PS-2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus, each of which can be accessed via the following hyperlink.

Prospectus Supplement and Prospectus each dated October 14, 2016

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Inc.
Callable Step-Up Coupon Notes Due November-----, 2036

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the notes. You should read the risk factors below together with the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally. We also urge you to consult your investment, legal, tax, accounting and other advisers before you decide to invest in the notes.

▪	The notes may be redeemed at our option, which limits your ability to accrue interest over the full term of the notes. We may redeem the notes, in whole but not in part, on any redemption date beginning approximately five years after the date of issuance of the notes. In the event that we redeem the notes, you will receive the principal amount of the notes and any accrued and unpaid interest to but excluding the redemption date. In this case, you will not have the opportunity to continue to accrue and be paid interest to the maturity date of the notes.

▪	Market interest rates at a particular time will affect our decision to redeem the notes. It is more likely that we will call the notes for mandatory redemption prior to their maturity date at a time when the interest rate on the notes is greater than that which we would pay on a comparable debt security of Citigroup Inc. with a maturity comparable to the remaining term of the notes. Consequently, if we redeem the notes prior to their maturity, you may not be able to invest in other securities with a similar level of risk that yield as much interest as the notes.

▪	The step-up feature presents different investment considerations than conventional fixed-rate notes. Unless general market interest rates rise significantly, you should not expect to earn the higher stated interest rates, which are applicable only after the fifth year of the term of the notes, because the notes are more likely to be redeemed prior to maturity if general market interest rates remain the same or fall during the term of the notes. When determining whether to invest in the notes, you should consider, among other things, the overall annual percentage rate of interest to maturity or the various potential redemption dates as compared to other equivalent investment alternatives rather than the higher stated interest rates or any potential interest payments you may receive after the fifth year following the issuance of the notes. If general market interest rates increase beyond the rates provided by the notes during the term of the notes, we are less likely to redeem the notes, and if we do not redeem the notes investors will be holding notes that bear interest at below-market rates.

▪	An investment in the notes may be more risky than an investment in notes with a shorter term. The notes have a term of twenty years, subject to our right to call the notes for mandatory redemption beginning five years after the date of issuance of the notes. By purchasing notes with a relatively long term, you will bear greater exposure to fluctuations in interest rates than if you purchased a note with a shorter term. In particular, you may be negatively affected if interest rates begin to rise, because the likelihood that we will redeem your notes will decrease and the interest rate on the notes may be less than the amount of interest you could earn on other investments with a similar level of risk available at such time. In addition, if you tried to sell your notes at such time, the value of your notes in any secondary market transaction would also be adversely affected.

▪	The notes are subject to the credit risk of Citigroup Inc., and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the value of the notes. You are subject to the credit risk of Citigroup Inc. If Citigroup Inc. defaults on its obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the value of the notes.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “General Information—Temporary adjustment period” in this pricing supplement.

▪	Secondary market sales of the notes may result in a loss of principal. You will be entitled to receive at least the full stated principal amount of your notes, subject to the credit risk of Citigroup Inc., only if you hold the notes to maturity or redemption. If you are able to sell your notes in the secondary market prior to maturity or redemption, you are likely to receive less than the stated principal amount of the notes.

November 2016	PS-2

Citigroup Inc.
Callable Step-Up Coupon Notes Due November-----, 2036

▪	The inclusion of underwriting fees and projected profit from hedging in the issue price is likely to adversely affect secondary market prices. Assuming no changes in market conditions or other relevant factors, the price, if any, at which CGMI may be willing to purchase the notes in secondary market transactions will likely be lower than the issue price since the issue price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transactions. Our affiliates may realize a profit from the expected hedging activity even if the value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by CGMI, as a result of dealer discounts, mark-ups or other transaction costs.

▪	The price at which you may be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest. A number of factors will influence the value of the notes in any secondary market that may develop and the price at which CGMI may be willing to purchase the notes in any such secondary market, including: interest rates in the market and the volatility of such rates, the time remaining to maturity of the notes, hedging activities by our affiliates, fees and projected hedging fees and profits, expectations about whether we are likely to redeem the notes, CGMI’s estimation of the value of the survivor’s option and any actual or anticipated changes in the credit ratings, financial condition and results of Citigroup Inc. The value of the notes will vary and is likely to be less than the issue price at any time prior to maturity or redemption , and sale of the notes prior to maturity or redemption may result in a loss.

▪	The survivor’s option is subject to significant limitations. The representative of a deceased beneficial owner of the notes will have the right to request early repayment of the notes by us on the terms described in the section “Repayment Upon Death” in this pricing supplement. That repayment right is subject to significant limitations, including the following: the notes must have been beneficially owned by the deceased beneficial owner or his or her estate for at least one year prior to submission of the request for repayment; the notes will be grouped with all other Survivor’s Option Notes and subject to an aggregate annual repayment limit, as more fully described under “Repayment Upon Death” in this pricing supplement; and we will not be obligated to repay more than $250,000 in stated principal amount of the notes offered by this pricing supplement to the representative of any individual deceased beneficial owner of the notes in any calendar year. Because of these limitations, your representative may not be able to obtain repayment of any of the notes beneficially owned by you following your death, or may only be able to obtain repayment of a portion of the notes owned by you, and any such repayment may be delayed for multiple years. See “Repayment Upon Death” in this pricing supplement for additional information.

General Information
Temporary adjustment period:	For a period of approximately six months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”
U.S. federal income tax considerations:

The notes will be treated for U.S. federal income tax purposes as fixed rate debt instruments that are issued without original issue discount. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Original Issue Discount” in the accompanying prospectus supplement for further information regarding the treatment under the original issue discount rules of debt instruments that are subject to early redemption.

Both U.S. and non-U.S. persons considering an investment in the notes should read the discussion under “United States Federal Tax Considerations,” and in particular the sections entitled “United States Federal Tax Considerations—Tax Consequences to U.S. Holders,” “—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement for more information.

Trustee:	The Bank of New York Mellon (as trustee under an indenture dated November 13, 2013) will serve as trustee for the notes.
Use of proceeds and hedging:

The net proceeds received from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our affiliates.

November 2016	PS-3

Citigroup Inc.
Callable Step-Up Coupon Notes Due November-----, 2036

Hedging activities related to the notes by one or more of our affiliates will likely involve trading in one or more instruments, such as options, swaps and/or futures, and/or taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. It is possible that our affiliates may profit from this hedging activity, even if the value of the notes declines. Profit or loss from this hedging activity could affect the price at which Citigroup Inc.’s affiliate, CGMI, may be willing to purchase your notes in the secondary market. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus.
ERISA and IRA purchase considerations:	Please refer to “Benefit Plan Investor Considerations” in the accompanying prospectus supplement for important information for investors that are ERISA or other benefit plans or whose underlying assets include assets of such plans.
Fees and selling concessions:

CGMI, an affiliate of Citigroup Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $30.00 for each note sold in this offering (or up to $5.00 for each note sold to fee-based advisory accounts). The actual underwriting fee will be equal to $30.00 for each note sold by CGMI directly to the public and will otherwise be equal to the selling concession provided to selected dealers, as described in this paragraph. CGMI will pay selected dealers not affiliated with CGMI a selling concession of up to $30.00 for each note they sell to accounts other than fee-based advisory accounts. CGMI will pay selected dealers not affiliated with CGMI, which may include dealers acting as custodians, a variable selling concession of up to $5.00 for each note they sell to fee-based advisory accounts.

Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors” above and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Supplemental information regarding plan of distribution; conflicts of interest:

The terms and conditions set forth in the Global Selling Agency Agreement dated November 13, 2013 among Citigroup Inc. and the agents named therein, including CGMI, govern the sale and purchase of the notes.

The notes will not be listed on any securities exchange.

In order to hedge its obligations under the notes, Citigroup Inc. expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “General Information—Use of proceeds and hedging” in this pricing supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

CGMI is an affiliate of Citigroup Inc. Accordingly, the offering of the notes will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. Client accounts over which Citigroup Inc., its subsidiaries or affiliates of its subsidiaries have investment discretion are not permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client. See “Plan of Distribution; Conflicts of Interest” in the accompanying prospectus supplement for more information.

Paying agent:	Citibank, N.A. will serve as paying agent and registrar and will also hold the global security representing the notes as custodian for The Depository Trust Company (“DTC”).
Contact:	Clients may contact their local brokerage representative. Third party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

We encourage you to also read the accompanying prospectus supplement and prospectus, which can be accessed via the hyperlink on the cover page of this pricing supplement.

Determination of Interest Payments

On each interest payment date, the amount of each interest payment will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period divided by (ii) 2. If we call the notes for mandatory redemption on a redemption date that is not also an interest payment date, the amount of interest included in the payment you receive upon redemption will equal (i) the stated principal amount of the notes multiplied by the interest rate in effect during the applicable interest period divided by (ii) 4.

November 2016	PS-4

Citigroup Inc.
Callable Step-Up Coupon Notes Due November-----, 2036

Repayment Upon Death

Following the death of any beneficial owner of the notes, Citigroup Inc. will repay any notes (or the applicable portion of any notes) that are beneficially owned by the deceased beneficial owner and are validly tendered for repayment at a price equal to the stated principal amount of the notes tendered plus accrued and unpaid interest to but excluding the date of repayment. To be validly tendered, notes must be submitted for repayment in accordance with the requirements set forth below by a representative of the deceased beneficial owner who has authority to act on behalf of the deceased beneficial owner under the laws of the appropriate jurisdiction (including, without limitation, the personal representative, executor, surviving joint tenant or surviving tenant by the entirety of the deceased beneficial owner). The right of the representative of a deceased beneficial owner to request repayment under this section, which we refer to as the “survivor’s option,” is subject to the following important limitations:

▪	The notes tendered for repayment must have been beneficially owned by the deceased beneficial owner or his or her estate for at least one year prior to the submission of the request for repayment.

▪	Citigroup Inc.’s repayment obligation with respect to all Survivor's Option Notes (including but not limited to the notes offered by this pricing supplement) in any calendar year will be subject to an aggregate limit (the “Aggregate Annual Limit”) equal to the greater of (i) $2 million and (ii) 1% of the aggregate outstanding stated principal amount of all Survivor's Option Notes as of the end of the most recent calendar year. The Aggregate Annual Limit applies to all Survivor's Option Notes as a group. “Survivor's Option Notes” are notes issued by Citigroup Inc. on or after June 1, 2014 that are designated as Survivor's Option Notes in the applicable pricing supplement. The notes offered by this pricing supplement are Survivor's Option Notes.

▪	Citigroup Inc. will not be obligated to repay more than $250,000 in stated principal amount of the notes offered by this pricing supplement to the representative of any individual deceased beneficial owner in any calendar year (the “$250,000 Individual Annual Limit”). For the avoidance of doubt, the $250,000 Individual Annual Limit applies only to the notes offered by this pricing supplement. Any other Survivor's Option Notes owned by a deceased beneficial owner of the notes offered by this pricing supplement would not count against the $250,000 Individual Annual Limit applicable to the notes offered by this pricing supplement.

▪	The stated principal amount of notes tendered for repayment must be $1,000 or an integral multiple of $1,000.

Notes that are validly tendered pursuant to this section will be accepted promptly in the order all such notes are tendered, except for any notes the acceptance of which would contravene the limitations described above. The Aggregate Annual Limit and the $250,000 Individual Annual Limit will be applied to the notes (and, in the case of the Aggregate Annual Limit, all other Survivor’s Option Notes) in the order tendered, so that all validly tendered notes will be accepted for repayment in the order tendered until the relevant limit is reached, and any additional or subsequently tendered notes will not be accepted for repayment in the current calendar year. Any notes tendered for repayment that are not accepted in any calendar year due to the application of the Aggregate Annual Limit or the $250,000 Individual Annual Limit will be deemed to be tendered in the following calendar year (and succeeding calendar years if any notes continue not to be accepted in the following calendar year due to the application of these limits) in the order in which such notes were originally tendered.

Because of the limits described above, your representative may not be able to obtain repayment of any of the notes beneficially owned by you following your death, or may only be able to obtain repayment of a portion of the notes owned by you, and any such repayment may be delayed for multiple years. The following illustrate some of the potential effects of these limitations:

▪	If you have beneficially owned the notes for less than one year at the date of your death, your representative will not be entitled to request repayment under this section until one year after the date you acquired your beneficial ownership.

▪	All Survivor's Option Notes, including but not limited to the notes, are grouped together for purposes of applying the Aggregate Annual Limit, which in any calendar year is equal to the greater of (i) $2 million and (ii) 1% of the aggregate outstanding stated principal amount of all Survivor's Option Notes as of the end of the most recent calendar year. Because it is not possible to predict the aggregate amount of Survivor's Option Notes that will be outstanding as of the end of any future calendar year, you should assume that the Aggregate Annual Limit may be as low as $2 million. Repayment requests submitted with respect to all Survivor's Option Notes, and not just the notes offered by this pricing supplement, will count against the Aggregate Annual Limit. Even if no repayment requests are submitted with respect to any of the notes offered by this pricing supplement, the Aggregate Annual Limit may be reached as a result of repayment requests submitted with respect to other Survivor's Option Notes. If the Aggregate Annual Limit is reached in any calendar year prior to the time when your representative submits a request for repayment of notes beneficially owned by you, your representative will not be able to obtain repayment of those notes in that calendar year. If prior repayment requests significantly exceed the Aggregate Annual Limit, the excess of those prior repayment requests may be carried forward for multiple years, so that it may be a long period of time before your representative would be entitled to any repayment. Representatives who submit prior repayment requests will be entitled to repayment in full before your representative would be entitled to any repayment.

▪	Even if the Aggregate Annual Limit is not reached before your representative submits a repayment request, your representative will be limited in each calendar year by the $250,000 Individual Annual Limit.

November 2016	PS-5

Citigroup Inc.
Callable Step-Up Coupon Notes Due November-----, 2036

If any notes that are validly tendered for repayment pursuant to this section are not accepted, the paying agent will deliver to any affected representative a notice that states the reasons the notes have not been accepted for repayment. The notice will be sent by first-class mail to the broker or other entity through which the deceased beneficial owner’s interests in the notes are held.

The death of a person holding a beneficial ownership interest in any notes as a joint tenant with right of survivorship or tenant by the entirety with another person, or as a tenant in common with the deceased beneficial owner’s spouse, will be deemed the death of a beneficial owner of those notes, and the entire stated principal amount of the notes so held, plus accrued and unpaid interest to but excluding the date of repayment, will be subject to repayment pursuant to this section. However, the death of a person holding a beneficial ownership interest in any notes as tenant in common with a person other than such deceased beneficial owner’s spouse will be deemed the death of a beneficial owner only with respect to such deceased beneficial owner’s interest in the notes, and only a pro rata portion of those notes corresponding to such deceased beneficial owner’s interest will be subject to repayment pursuant to this section.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in any notes (including the right to sell, transfer or otherwise dispose of an interest in the notes, the right to receive the proceeds from the notes and the right to receive principal and interest) will be deemed the death of the beneficial owner of those notes for purposes of this section, regardless of whether that deceased beneficial owner was the registered holder of those notes, if entitlement to those interests can be established to the satisfaction of Citigroup Inc. and the paying agent. Such beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between spouses. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable notes during his or her lifetime.

Any notes accepted for repayment pursuant to this section will be repaid on the first June 15 or December 15 that occurs 35 or more calendar days after the date of such acceptance (such date, a “repayment date”). If that date is not a business day, payment will be made on the next succeeding business day. Any repayment request may be withdrawn by the representative presenting the request upon delivery of a written request for withdrawal to the paying agent not less than 30 calendar days before the repayment date. If the notes cease to be outstanding on or prior to the applicable repayment date, no repayment will be made pursuant to this section on that repayment date.

Subject to the foregoing, in order for a right to repayment under this section to be validly exercised, the paying agent must receive:

▪	a written request for repayment signed by the representative, and the representative's signature must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

▪	appropriate evidence satisfactory to Citigroup Inc. and the paying agent that (i) the representative has authority to act on behalf of the deceased beneficial owner; (ii) the death of such beneficial owner has occurred; (iii) the deceased was the beneficial owner of the notes at the time of death; and (iv) the deceased acquired his or her beneficial ownership interest in the notes at least one year prior to the date of submission of the repayment request;

▪	if the notes are held by a nominee of the deceased beneficial owner, a certificate satisfactory to Citigroup Inc. and the paying agent from that nominee attesting to the beneficial ownership of the notes; and

▪	any additional information Citigroup Inc. or the paying agent reasonably requires to evidence satisfaction of any conditions to the exercise of the right of repayment under this section or to document beneficial ownership or authority to make the election and to cause the repayment of the notes.

All questions as to the eligibility or validity of any exercise of the right to repayment under this section will be determined by Citigroup Inc., in its sole discretion, and those determinations will be final and binding on all parties.

Because the notes will be issued in book-entry form and held of record by a nominee of The Depository Trust Company (“DTC”), DTC’s nominee will be the holder of the notes and therefore will be the only entity that can exercise the right to repayment of the notes described in this section. To obtain repayment pursuant to this section, the representative of the deceased beneficial owner must provide to the broker or other entity through which the deceased beneficial owner holds an interest in the notes:

▪	the documents required to be submitted to the paying agent as described above; and

▪	instructions to the broker or other entity to notify DTC of the representative's desire to obtain repayment pursuant to this section.

The broker or other entity must provide to the paying agent:

▪	the documents received from the representative referred to in the first bullet point of the preceding paragraph; and

▪	a certificate satisfactory to the paying agent from the broker or other entity stating that it represents the deceased beneficial owner.

November 2016	PS-6

Citigroup Inc.
Callable Step-Up Coupon Notes Due November-----, 2036

The applicable broker or other entity will be responsible for disbursing to the appropriate representative any payments it receives pursuant to this section. We will not provide notice of redemption in the case of any repayment pursuant to this section.

Depending on market conditions, including changes in interest rates and our creditworthiness, it is possible that the value of the notes in the secondary market at any time may be greater than their stated principal amount plus any accrued and unpaid interest. Accordingly, prior to exercising the option to request repayment described in this section, the representative of the deceased beneficial owner should contact the broker or other entity through which the notes are held to determine whether a sale of the notes in the secondary market may result in greater proceeds than the stated principal amount plus accrued and unpaid interest pursuant to a request for repayment under this section.

The representative of a deceased beneficial owner may obtain more information from Citibank, N.A., the paying agent for the notes, by calling 1-800-422-2066 during normal business hours in New York City.

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

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(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

Additional Information

We reserve the right to withdraw, cancel or modify any offering of the notes and to reject orders in whole or in part prior to their issuance.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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